Exhibit 10.3

Curanex Pharmaceuticals

Amended and Restated Subscription Agreement

This Amended and Restated Subscription Agreement (the “Agreement”) is made effective as of November 27, 2024 by and between Curanex Pharmaceuticals Inc, a Nevada Corporation (the “Company”), and Xiaohong Song (the “Subscriber”).

Recitals

WHEREAS, the parties executed an initial subscription agreement (the “Initial Agreement”) on April 15, 2024; and

WHEREAS, the parties desire to amend and restate the Initial Agreement, to reflect, among other things, the change of the domicile of the Company from New York to Nevada, and to clarify certain provisions and conditions with respect to the issuance of the shares of common stock by the Company to the Subscriber.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Subscription: The Subscriber hereby subscribes for and agrees to purchase 0.1% of the total issued and outstanding shares of common stock, $0.0001 par value per share, of the Company (the “Shares) for a total subscription amount of USD 200,000.00 pursuant to the terms and conditions set forth in this Agreement.

2.	Payment: The Subscriber paid the Total Subscription Amount by wire to the Company on January 8th,2019. Upon receipt of the Total Subscription Amount, the Company shall record the Subscriber’s subscription and the payment in its books and records.

3.	Issuance of Shares: The Subscriber acknowledges that the Shares will be issued by the Company to the Subscriber after the successful completion of its initial public offering (the “IPO”), and the Company agrees to issue the Shares to the Subscriber as soon as practicable after the completion of the IPO, subject to the Company’s compliance with all applicable laws and regulations concerning the issuance of the Shares.

2 Jericho Plaza, Suite 101B, Jericho, NY 11753

Curanex Pharmaceuticals

4.	Representation and Warranties of the Subscriber: The Subscriber represents and warrants to the Company that:

a. The Subscriber has the authority and capacity to enter into this Agreement.

b. The Subscriber is acquiring the Shares for investment purposes and not with a view to, or for resale in connection with, any distribution thereof.

5.	Representation and Warranties of the Company: The Company represents and warrants to the Subscriber that:

a. The Company is a corporation duly organized, validly existing, and in good standing under the laws of Nevada.

b. The Shares, when issued, sold, and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid, and non-assessable.

6.	Miscellaneous:

a. Governing Law: This Agreement shall be governed by and construed in accordance with the laws of Nevada.

b. Entire Agreement: This Agreement constitutes the entire agreement between the parties and supersedes all prior understandings or agreements regarding the subject matter hereof.

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2 Jericho Plaza, Suite 101B, Jericho, NY 11753

Curanex Pharmaceuticals

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

By:	/s/ Jun Liu
Name:	Jun Liu
Title:	President

Subscriber:

/s/ Xiaohong Song
Xiaohong Song

2 Jericho Plaza, Suite 101B, Jericho, NY 11753